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                                                                       Exhibit 8





                                 July 3, 1995



Houghton Mifflin Company
222 Berkeley Street
Boston, MA 02116

Ladies and Gentlemen:

         We have acted as tax counsel to Houghton Mifflin Company, a corporation organized under the laws of the Commonwealth of Massachusetts (the "Company"), in connection with the proposed issuance by the Company of a series of securities denominated its "___% Exchangeable Notes due 1999" (the
"SAILS"), the principal amount of which at maturity and upon optional redemption is mandatorily exchangeable into shares of common stock, par value $.01 per share, of INSO Corporation, or, at the option of the Company, cash, all as described in the prospectus (the "Prospectus") which constitutes a part of the Registration Statement of the Company on Form S-3, filed with the Securities and Exchange Commission on May 24, 1995, as amended by Pre-Effective Amendment No. 1 filed with the Commission on June 30, 1995 (the "Registration Statement"). You have requested our opinion regarding the discussion of certain federal income tax consequences of an investment in the SAILS by U.S.Holders (as defined in the Prospectus), which discussion is set forth under the heading "Certain United States Federal Income Tax Considerations" in the Prospectus.

         In rendering our opinion, we have reviewed the Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

         Based upon the foregoing, it is our opinion that, under current law, the discussion presented under the heading "Certain United States Federal Income Tax Considerations" in the Prospectus, although general in nature, is an accurate summary of the material federal income tax consequences relevant to an investment in the SAILS by U.S. Holders. The federal income tax consequences of an investment in the SAILS by a U.S. Holder will depend upon that holder's particular situation and we express no opinion as to the specific federal income tax consequences of any investment in, or disposition of, the SAILS, or the completeness of the discussion set forth in "Certain United States Federal Income Tax Considerations" as applied to any particular holder.
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Houghton Mifflin Company
July 3, 1995
Page 2



         The opinion is being furnished in connection with the Prospectus.
This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission. Notwithstanding the previous sentence, we hereby consent to the filing of this form of opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to us under the heading "Certain United States Federal Income Tax Considerations" in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,



                                         GOODWIN, PROCTER & HOAR